EXHIBIT A
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                      TENTH AMENDMENT TO WARRANT AGREEMENT
                      ------------------------------------

     AGREEMENT made as of March 13, 1998 between Isramco, Inc., a Delaware corporation ("Company"), and American Stock Transfer Company, a New York corporation, as Warrant Agent ("Warrant Agent").

                              W I T N E S S E T H:

     WHEREAS, the Company in connection with a public offering of 3,500,000 Units ("Units"), each unit consisting of two (2) shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), two Class A Common Stock Redeemable Warrants ("Class A Warrants") and two Class B Common Stock Redeemable Warrants ("Class B Warrants") and (collectively: the "Warrants"), issued 7,675,000 Class A Warrants and 7,675,000 Class B Warrants pursuant to a Warrant Agreement dated the 15th day of April, 1993 (the "Warrant Agreement"); and

     WHEREAS, the Company is desirous of amending the Warrant Agreement to extend the Expiration Date for its Class A Warrants to April 16, 1999 and the Expiration Date for its Class B Warrants to April 16, 1999.

     NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the parties hereto agree that the Warrant Agreement shall be amended as follows:

     1. Section 1. Definitions. (e) is hereby amended to provide as follows as:

     "(e) "Expiration Date" shall mean, subject to the provisions of Section 9 hereof: (i) With respect to the Class A Redeemable Warrants, 5:00 p.m. (New York time) on April 16, 1999; (ii) with respect to the Class B Redeemable Warrants, 5:00 p.m. (New York time) on April 16, 1999; or such later dates as the Company, by authorization of its Board of Directors, shall determine. If any such date shall in the State of New York be a holiday or a day on which banks are authorized to close, then the Expiration Date shall be 5:00 p.m. (New York time) on the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close."

     2. All other terms and agreements except as hereinafter provided shall be in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in the day and year first above written.

                                        ISRAMCO, INC.


                                        By:  /s/  HAIM TSUFF
                                             -----------------------------------
                                             Haim Tsuff, Chairman of the Board

                                        AMERICAN STOCK TRANSFER & TRUST CO.

                                        By:  /s/  HERBERT J. LEMMER
                                             -----------------------------------
                                             Herbert J. Lemmer, Vice President
                                                    Authorized Agent